Exhibit 10.35
SECOND AMENDMENT TO
ANHYDROUS AMMONIA SALES AGREEMENT*

THIS SECOND AMENDMENT TO ANHYDROUS AMMONIA SALES AGREEMENT (this “Second Amendment”) is dated February 23, 2010, by and between Koch Nitrogen International Sàrl (“Seller”), and El Dorado Chemical Company (“Buyer”).

WHEREAS, Seller and Buyer are parties to that certain Anhydrous Ammonia Sales Agreement dated December 3, 2008 with an effective date of January 1, 2009, as amended by the First Amendment to Anhydrous Ammonia Sales Agreement dated June 25, 2009 (collectively, the “Agreement”), and Buyer and Seller mutually desire to further amend the Agreement as hereinafter provided.

NOW, THEREFORE, in consideration of the mutual covenants and premises herein set forth and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.    DEFINITIONS.  Any capitalized term not defined herein shall have the meaning given to such term in the Agreement.

2.    PRODUCT REQUIREMENTS.  Effective March 1, 2010, the definition of Product Requirements in Section P of Article I shall be deleted in its entirety and replaced with the following:

“P.  Product Requirements shall mean the total Product purchased by Buyer for Buyer’s account for further processing at Buyer’s Facility, as adjusted to accommodate Buyer’s Railcar or Truck Product Requirements (as defined below).  Currently, the Product Requirements during a calendar year at Buyer’s Facility are approximately 165,000 to 175,000 short tons, which includes approximately 60,000 short tons used by Buyer to manufacture finished product on behalf of Orica International Pte Ltd. or its affiliates, but is exclusive of any tolling arrangements by Buyer with third parties.  Product Requirements shall not include approximately 60,000 additional short tons of anhydrous ammonia annually, for production of finished products for Orica International Pte Ltd. or its affiliates.  The 60,000 additional short tons referenced above shall be excluded from the Product Requirements during the Term of this Agreement, unless Buyer requests and Seller elects, at Seller’s sole option, to include such quantity in the Product Requirements.  Provided that Buyer has given Seller at least sixty (60) days prior written notice, Product Requirements shall not include Product supplied to Buyer’s Facility which shall be produced by Buyer or an Affiliate of Buyer and physically delivered to Buyer’s Facility.”

3.    TERM.  Effective March 1, 2010, Section A of Article II TERM shall be deleted in its entirety and replaced with the following:

“A. Term. The term of this Agreement (the “Term”) shall commence at 12:01 a.m. central time on January 1, 2009 and shall terminate at 11:59 p.m. on December 31, 2012 (“Original

 *INFORMATION IN THIS DOCUMENT HAS BEEN OMITTED FROM THIS PUBLIC FILING PURSUANT TO A REQUEST BY THE COMPANY FOR CONFIDENTIAL TREATMENT BY THE SECURITIES AND EXCHANGE COMMISSION. THE OMITTED INFORMATION HAS BEEN FILED SEPARATELY WITH THE SECRETARY OF THE SECURITIES AND EXCHANGE COMMISSION FOR PURPOSES OF SUCH REQUEST

Termination Date”) unless otherwise terminated earlier in accordance with this Agreement or extended pursuant to Section B below.”
4.           QUANTITY.  Effective March 1, 2010, Section A of Article III QUANTITY shall be deleted in its entirety and replaced with the following:
“A.  Quantity.  During the Term, Buyer shall purchase from Seller one hundred percent (100%) of its Product Requirements for Buyer’s Facility.  However, in the event Buyer installs railcar or truck unloading capabilities at Buyer’s Facility, then Buyer shall have the option to purchase up to twelve percent (12%) of Buyer’s Product Requirements during a calendar year from a third party (“Railcar or Truck Product Requirements”); provided such Railcar or Truck Product Requirements must be delivered to Buyer’s Facility by railcar or truck.  Railcar or Truck Product Requirements shall not exceed 4,000 short tons in any given calendar month.”

5.           QUANTITY.  Effective March 1, 2010, Section C of Article III QUANTITY, shall be deleted in its entirety and replaced with the following:
“C.  Measurement.  The quantity of Product delivered hereunder to Buyer by the Ammonia Pipeline shall be governed by the weights and measures taken by meters owned by the Ammonia Pipeline at the Delivery Point pursuant to the Ammonia Pipeline Tariff.  For truck or rail deliveries, the quantity of Product delivered to Buyer shall be governed by the weights and measures taken as the trucks or railcars are loaded at the KNC Facility, KNC Terminal, alternative Seller supply sources, or at an alternative third party supply source and as stated on the bill of lading.  The foregoing measurements of said quantities shall be final and conclusive, unless proven to be in error.  For purposes of clarity, Buyer further agrees that (i) measurements taken from Ammonia Pipeline’s meter shall govern over measurements taken from Buyer’s pipeline or other meter; and (ii) differences between the Ammonia Pipeline’s meter and Buyer’s meter are expected and Buyer shall not claim the Ammonia Pipeline’s meter is inaccurate solely because the measurement taken from such meter is different from Buyer’s meter.  In no event shall Seller be responsible for any difference in the metered quantity of Product between the Ammonia Pipeline’s meter and Buyer’s pipeline meter.”

6.    ADDER.  Effective March 1, 2010, Section B of Article VI PRICE shall be deleted in its entirety and replaced with the following:

“B. Adder.  Adder shall equal *** per short ton.  However, if the Ammonia Pipeline Transportation Charge is modified as set forth in Article VI Section C. of the Agreement, the Parties agree to modify the Adder as set forth in Article VI Section C.”

7.    NOTICES.  Effective March 1, 2010, Section A of Article VIII DELIVERY shall be deleted in its entirety and replaced with the following:

“A.  Notices.  Buyer shall provide Seller a delivery schedule ten (10) days prior to the Month of delivery (“Current Monthly Forecast”).  Subject to the remainder of this paragraph, Seller shall deliver Product to Buyer in daily quantities during the Month based on the Current Monthly Forecast.  Buyer will use commercially reasonable efforts to make the Current Monthly Forecast firm and to not change the Current Monthly Forecast.  Seller acknowledges, however, that Buyer's Current Monthly Forecasts are based on the forecast accuracy of Buyer's customers

 ***INDICATES CERTAIN INFORMATION IN THIS DOCUMENT WHICH HAS BEEN OMITTED FROM THIS PUBLIC FILING PURSUANT TO A REQUEST BY THE COMPANY FOR CONFIDENTIAL TREATMENT BY THE SECURITIES AND EXCHANGE COMMISSION. THE OMITTED INFORMATION HAS BEEN FILED SEPARATELY WITH THE SECRETARY OF THE SECURITIES AND EXCHANGE COMMISSION FOR PURPOSES OF SUCH REQUEST

and that Buyer is unable to predict changes that may occur relative to certain customers’ demand.  Buyer may make corresponding changes to the delivery volumes and schedule shown in the Current Monthly Forecast.  Seller shall use commercially reasonable efforts to meet any such changes to Buyer’s delivery schedule.  Buyer shall also provide Seller with weekly delivery schedule updates.  In addition, if after Buyer has provided a Current Monthly Forecast for a Month, and after the first day of such Month Buyer decides to purchase Railcar or Truck Product Requirements for such Month, the volume of such Railcar or Truck Product Requirements cannot change the applicable Current Monthly Forecast unless Buyer has provided Seller with at least 15 days prior written notice.”

8.    CONFIDENTIALITY.  Effective March 1, 2010, Article XVI. shall be deleted in its entirety and replaced with the following:

"Except (i) as may be agreed to in writing on a case by case basis, (ii) for communication between Buyer and Orica International Pte Ltd., (iii) as may be necessary to perform its obligations herein, or (iv) as required by law, both Parties shall maintain in confidence all information concerning costs and prices to be disclosed in connection with each other's performance under this Agreement.  Such information shall be disclosed to no one other than affiliates, officers and other employees who need to know the same in connection with performance under this Agreement, and such affiliates, officers and other employees shall be advised of the confidential nature of such information, or when disclosure is required by law.  The Parties shall take all proper precautions to prevent such information from being acquired by any unauthorized person or entity."

9.    RATIFICATION OF AGREEMENT.  Except as expressly amended herein, the terms, covenants and conditions of the Agreement shall remain in full force and effect without modification or amendment, and the parties hereto ratify and reaffirm the same in its entirety.

10.              MISCELLANEOUS.  This Second Amendment shall be governed by and construed in accordance with the governing law set forth in the Agreement, without regard to the conflicts of laws principles.  In the event that the terms of the Agreement conflict or are inconsistent with those of this Second Amendment, the terms of this Second Amendment shall govern.  The provisions of this Second Amendment shall be binding upon, and shall inure to the benefit of, the parties hereto and each of their respective representatives, successors, and assigns.  This Second Amendment may be executed in counterparts, each of which shall be deemed an original and both of which together shall constitute one and the same agreement.

IN WITNESS WHEREOF, the parties have caused this Second Amendment to be effective on the day and year first written above.

Koch Nitrogen International Sàrl             El Dorado Chemical Company

By: /s/ C. Walker Hess                 By:  /s/Tony M. Shelby
Name:  C. Walker Hess                  Name:  Tony M. Shelby
Title:  Managing Director                   Title:  Vice President